Exhibit 107.1
Calculation of Filing Fee Tables
S-8
(Form Type)
Bristow Group Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	815,000	$41.83	$34,091,450	0.00013810	$4,708.03
	Total Offering Amounts					$34,091,450		$4,708.03
	Total Fee Offsets							$0.00
	Net Fee Due							$4,708.03
Offering Note
(1)    Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee, based on the average of the high and low sales prices of the common stock, par value $0.01 per share (“Common Stock”), of Bristow Group Inc. (the “Company”) as reported on the New York Stock Exchange on May 28, 2026. Represents shares of Common Stock issuable in respect of awards granted under the Bristow Group Inc. 2021 Equity Incentive Plan, as amended (the “Plan”), which includes shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends, recapitalizations or similar transactions pursuant to the adjustment or antidilution provisions thereof.